                                                                     EXHIBIT 1.4

                      PROMOTIONAL SHARES LOCK-IN AGREEMENT


         This Promotional Shares Lock-In Agreement ("Agreement") is made and entered into on the ______ day of May, 2005 by and among Peoples Educational Holdings, Inc., a Delaware corporation ("Issuer"), and the persons who have signed this Agreement as security holders (collectively referred to as "Security Holders").

                                    RECITALS:

         A. The Issuer has filed an application with the Securities Administrators of the States of Alaska, Illinois, Indiana, Iowa, Massachusetts, Michigan, Minnesota, New Jersey, New York, North Dakota, South Dakota, Texas and Wisconsin ("Administrators") to register 500,000 shares of common stock, par value $0.02 per share (plus up to an additional 75,000 shares of common stock subject to the underwriter's over-allotment option) for sale to public investors who are residents of those states ("Registration").

         B. The Security Holders are the owners of the shares of common stock or similar securities and/or possess convertible securities, warrants, options or rights which may be converted into, or exercised to purchase shares of common stock or similar securities of Issuer.

        C. As a condition to Registration, the Issuer and Security Holders ("Signatories") agree to be bound by the terms of this Agreement.

         NOW THEREFORE, the parties hereto agree as follows:

         1. RESTRICTION ON PROMOTIONAL SHARES. The Security Holders agree not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, promotional shares as defined in the North American Securities Administrators Association ("NASAA") Statement of Policy Regarding Corporate Securities Definitions and as listed on Exhibit A ("Promotional Shares") and all certificates representing stock dividends, stock splits, recapitalizations, and the like, that are granted to, or received by, the Security Holders with respect to the Promotional Shares while the Promotional Shares are subject to this Agreement ("Restricted Securities"). Upon the exercise by any Security Holder of his or her conversion rights, warrants or options listed on Exhibit A to acquire additional shares of Issuer, the additional shares received from the exercise of such warrants or options shall be considered Restricted Securities subject to the terms and conditions of this Agreement.

        2. RELEASE OF SECURITIES. The Restricted Securities shall be released to Security Holders as follows:

                  a. Two and one-half percent (2.5%) of each Security Holder's Restricted Securities shall be released from the restrictions set forth in this Agreement on the date that is twelve (12) months after the date of completion of the public offering;



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                  b. Two and one-half percent (2.5%) of each Security Holder's
         Restricted Securities shall be released from the restrictions set forth in this Agreement on the date that is fifteen (15) months after the date of completion of the public offering;

                  c. Two and one-half percent (2.5%) of each Security Holder's Restricted Securities shall be released from the restrictions set forth in this Agreement on the date that is eighteen (18) months after the date of completion of the public offering;

                  d. Two and one-half percent (2.5%) of each Security Holder's Restricted Securities shall be released from the restrictions set forth in this Agreement on the date that is twenty-one (21) months after the date of completion of the public offering; and

                  e. All remaining Restricted Securities shall be released from the restrictions set forth in this Agreement on the date that is twenty-four (24) months after the date of completion of the public offering.

         3. DISSOLUTION PREFERENCE. The Securities Holders agree that in the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a promoter as defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions ("Promoter"), which results in the distribution of the Issuer's assets or securities ("Distribution"):

                  a. All holders of the Issuer's equity securities will initially share on a pro rata, per share basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for their equity securities (provided that the Administrator has accepted the value of the other consideration), until the shareholders who purchased the Issuer's equity securities pursuant to the public offering ("Public Shareholders") have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering price per share times the number of shares of equity securities that they purchased pursuant to the public offering and which they still hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like; and

                  b. All holders of the Issuer's equity securities shall thereafter participate on an equal, per share basis times the number of shares of equity securities they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like.

                  c. The Distribution may proceed on lesser terms and conditions than the terms and conditions stated in sub-paragraphs (a) and (b) above if a majority of the equity securities that are not held by Security Holders, officers, directors, or Promoters of the Issuer, or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions.




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         4. TRANSACTION WITH PROMOTER. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is a Promoter, which results in a Distribution while this Agreement remains in effect, the Restricted Securities shall remain subject to the terms of this Agreement.

        5. TRANSFER OF SECURITIES. Restricted Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

        6. SECURITIES OF DECEASED SECURITY HOLDER. Restricted Securities of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate. The hypothecated Restricted Securities shall remain subject to the terms of this Agreement. Restricted Securities may not be pledged to secure any other debt.

        7. GIFT OF SECURITIES. Restricted Securities may be transferred by gift to the Security Holder's family members, provided that the Restricted Securities shall remain subject to the terms of this Agreement.

        8. VOTING RIGHTS. With the exception of paragraph 3(c) above, the Restricted Securities shall have the same voting rights as similar equity securities not subject to this Agreement.

         9. DIVIDENDS. Any cash dividends paid on the Restricted Securities shall be held by the Issuer pursuant to the terms of this Agreement. The Issuer shall place the cash dividends in an interest bearing account. The cash dividends and the interest earned thereon will be disbursed in proportion to the number of Restricted Securities released pursuant to paragraph 2.

        10. NOTICE. A notice shall be placed on the face of each certificate of the Restricted Securities covered by the terms of this Agreement stating that the transfer of the Restricted Securities evidenced by the certificate is restricted in accordance with the conditions set forth on the reverse side of the certificate.

         11. LEGEND. A typed legend shall be placed on the reverse side of each certificate representing the Restricted Securities which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions until ___________ [NOTE: INSERT DATE OF TERMINATION OF THE AGREEMENT] pursuant to an agreement among the Security Holders (whether beneficial or of record) and the Issuer, which agreement is on file with the Issuer and the transfer agent from which a copy is available upon request and without charge.

         12. TERM AND TERMINATION. The term of this Agreement shall begin on the date that the Registration is declared effective by the Administrators ("Effective Date") and shall terminate:

                  a. On the date that is twenty-four (24) months after the date of completion of the public offering; or




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                  b. On the date the Registration has been terminated if no
         securities were sold pursuant thereto; or

                  c. If the Registration has been terminated, the date that checks representing all of the gross proceeds that were derived therefrom and addressed to the Public Shareholders have been placed in the U.S. Postal Service with first class postage affixed; or

                  d. On the date the securities subject to this Agreement become "Covered Securities," as defined under the National Securities Markets Improvement Act of 1996.

         13. AMENDMENT. This Agreement may be modified only with the written approval of the Administrators in Indiana, Iowa and Texas.

         14. ISSUER REQUIREMENTS. The Issuer will cause the following:

                  a. A manually signed copy of this Agreement signed by the Signatories to be filed with the Administrators in Indiana, Iowa and Texas prior to the Effective Date;

                  b. Copies of this Agreement and a statement of the per share initial public offering price to be provided to the Issuer's transfer agent;

                  c. Appropriate transfer orders to be placed with the Issuer's transfer agent against the sale or transfer of the Restricted Securities, except as may otherwise be provided in this Agreement; and

                  d. The above restriction legends to be placed on the periodic statement sent to the registered owner if the securities subject to this Agreement are uncertificated securities.





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         IN WITNESS WHEREOF, the Security Holders and the Issuer have entered into this Agreement as of the date first above written, in multiple counterparts, each of which shall be considered an original.

         ISSUER:                                     PEOPLES EDUCATIONAL HOLDINGS, INC.


                                                     By
                                                        -----------------------------------
                                                          Brian T Beckwith
                                                          President and Chief Executive Officer

         SECURITY HOLDERS:

                                                     --------------------------------------
                                                     Brian T. Beckwith


                                                     --------------------------------------
                                                     John C. Bergstrom


                                                     --------------------------------------
                                                     Richard J. Casabonne


                                                     --------------------------------------
                                                     Anton J. Christianson


                                                     --------------------------------------
                                                     James P. Dolan


                                                     --------------------------------------
                                                     Michael L. DeMarco

                                                     SCHOOL POWER LIMITED PARTNERSHIP


                                                     By
                                                       -----------------------------------
                                                          Gordon Stofer
                                                          A General Partner

                                    EXHIBIT A


                     SECURITY HOLDERS AND PROMOTIONAL SHARES


NAME                                     DESCRIPTION OF SECURITY                       NO. OF SHARES
Brian T. Beckwith                        Incentive Stock Option -- 07/30/2004               48,000

John C. Bergstrom                        Non-Qualified Option -- 05/15/2003                  4,000
                                         Non-Qualified Option -- 05/13/2004                  4,000
                                         Non-Qualified Option -- 03/01/2005                  2,000

Richard J. Casabonne                     Non-Qualified Option -- 12/15/2002                 20,000
                                         Non-Qualified Option -- 05/15/2003                  4,000
                                         Non-Qualified Option -- 05/13/2004                  4,000
                                         Non-Qualified Option -- 03/01/2005                  2,000

Anton J. Christianson                    Non-Qualified Option -- 05/15/2003                  4,000
                                         Non-Qualified Option -- 05/13/2004                  4,000
                                         Non-Qualified Option -- 03/01/2005                  2,000

James P. Dolan                           Non-Qualified Option -- 05/15/2003                  4,000
                                         Non-Qualified Option -- 05/13/2004                  4,000
                                         Non-Qualified Option -- 03/01/2005                  2,000

Michael L. DeMarco                       Incentive Stock Option -- 06/23/2003               15,000

School Power Limited Partnership         Common Stock                                     [______]


TOTAL                                                                                     [______]